Exhibit 99.2

Social Media Posts in connection with the Announcement of Novo Nordisk’s Intent to Acquire Forma Therapeutics

Novo Nordisk Tweet (@novonordisk), September 1, 2022

¨

https://twitter.com/novonordisk/status/1565310296322973697?s=20&t=l1nCG-g2Fhvgoj8UX-5YWw

Copy:

#PRESS Novo Nordisk to acquire Forma Therapeutics and expand presence in sickle cell disease and rare blood disorders

Link to:

https://www.novonordisk.com/

Novo Nordisk LinkedIn Post, September 1, 2022

https://www.linkedin.com/posts/novo-nordisk_we-have-entered-into-an-agreement-to-acquire-activity-6971106512299515904-anX3?utm_source=share&utm_medium=member_desktop

Copy:

We have entered into an agreement to acquire Forma Therapeutics, building on our 40-year heritage and commitment in rare disease, to deliver transformative medicines.

Hear our head of Rare Disease, Ludovic Helfgott, explain what this could mean for people living with rare blood disorders like sickle cell disease.

Learn more here: https://lnkd.in/gu4MH2U

Link to:

https://www.novonordisk.com/

Embedded Video Transcript:

Ludovic Helfgott, Executive Vice President and Head of Rare Disease: I am delighted to announce the acquisition of Forma Therapeutics by Novo Nordisk. Forma Therapeutics are experts and specialists in rare bleeding disorders and more particularly in sickle cell disease and thalassemia which are two terrible diseases where the unmet need remains extremely high across the world.

This acquisition is important for two essential reasons. One, because we've been, as Novo Nordisk Rare Disease, present in the field of rare bleeding disorders for more than 40 years. And we have recently expanded our strategic focus towards other rare bleeding disorders, than haemophilia typically sickle cell disease, and our pipeline is accelerating as we speak to make sure we can bring medicines to patients in this field.

The second reason, and maybe the most important, is that these diseases remain huge health care problems across the world for patients, both in their acute form and the crisis, but also in the more chronic form. And we need to be able to do things for these patients. So this acquisition is a story of complementarity between two pipelines dedicated to patients in the field of rare blood disorders and sickle cell disease.

We hope that through this acquisition, we'll be able to accelerate the delivery of new medicines and new mode of actions to patients in dire need for these for these treatments.

Ludovic Helfgott LinkedIn Re-Share of Novo Nordisk LinkedIn Post, September 1, 2022

https://www.linkedin.com/posts/ludovic-helfgott_we-have-entered-into-an-agreement-to-acquire-activity-6971107647865430017-tCYT?utm_source=share&utm_medium=member_desktop

Copy:

Novo Nordisk’s commitment to #raredisease started 40-years ago with initial research in haemophilia. Today, we are staying true to this commitment with the announcement that we have reached an agreement to acquire Forma Therapeutics.

With Forma’s differentiated approach to address the unmet need in rare blood disorders, we are taking a step forward in enhancing our pipeline and our commitment to deliver transformative medicines for people living with #sicklecelldisease and thalassemia

Embedded Video Transcript:

Ludovic Helfgott, Executive Vice President and Head of Rare Disease: I am delighted to announce the acquisition of Forma Therapeutics by Novo Nordisk. Forma Therapeutics are experts and specialists in rare bleeding disorders and more particularly in sickle cell disease and thalassemia which are two terrible diseases where the unmet need remains extremely high across the world.

This acquisition is important for two essential reasons. One, because we've been, as Novo Nordisk Rare Disease, present in the field of rare bleeding disorders for more than 40 years. And we have recently expanded our strategic focus towards other rare bleeding disorders, than haemophilia typically sickle cell disease, and our pipeline is accelerating as we speak to make sure we can bring medicines to patients in this field.

The second reason, and maybe the most important, is that these diseases remain huge health care problems across the world for patients, both in their acute form and the crisis, but also in the more chronic form. And we need to be able to do things for these patients. So this acquisition is a story of complementarity between two pipelines dedicated to patients in the field of rare blood disorders and sickle cell disease.

We hope that through this acquisition, we'll be able to accelerate the delivery of new medicines and new mode of actions to patients in dire need for these for these treatments.

Screenshot of NovoNordisk.com, September 1, 2022

https://www.novonordisk.com/